Exhibit 4(c)(vi)

RULES

OF THE

INTERCONTINENTAL HOTELS GROUP PLC

ANNUAL PERFORMANCE PLAN

APPROVED BY AND ON BEHALF OF THE IHG REMUNERATION COMMITTEE

30 NOVEMBER 2023

Contents

1	Meanings of Words Used	1

2	Granting Awards	2

3	Settlement	3

4	Leaving	4

5	Global Participants	4

6	Investigations	5

7	Takeovers and other corporate events	5

8	Tax	6

9	Terms of employment	6

10	General	6

11	Administration	8

12	Changing the Plan and termination	8

13	Governing law and jurisdiction	8

InterContinental Hotels Group Plc Annual Performance Plan

i

Intercontinental Hotels Group Annual Performance Plan (“APP”)

1	Meanings of Words Used

In the Plan:

“Award” means an award comprising a Cash Award made to a Participant in accordance with the Plan, Deferred Award made to a Participant in accordance with the DAP, or both, as applicable;

“Cash Award” means a cash award;

“Committee” means the Remuneration Committee of the Company or a duly authorised committee;

“Company” means InterContinental Hotels Group PLC (with registered number 5134420);

“Deferred Award” means any deferred award of shares comprised in an Award in the form of an award under the DAP;

“Deferred Award Plan” or “DAP” means the InterContinental Hotels Group Deferred Award Plan as amended from time to time.

“Employee” means any person directly employed by a Member of the Group (including an employed executive director) and, where relevant, includes a former employee;

“Executive Director” means an executive director of the Company;

“Good Leaver Reason” means:

(i)	death;

(ii)	injury, ill health or disability (evidenced to the satisfaction of the Committee);

(iii)	the Participant’s employing company ceasing to be a Member of the Group;

(iv)	the business or part of the business that employs the Participant being transferred outside of the Group; or

(v)	any other reason, at the discretion of the Committee;

“Group “ means the Company and any company that is a subsidiary of or related to the Company and “Member of the Group” will be understood accordingly;

“Leaves” means ceasing to be an employee (and ceasing to be a director) of all Members of the Group and, unless otherwise determined, will be the date of termination;

“Malus and Clawback Policy” means such policy or policies in place for the purposes of adjusting and/or recovering remuneration, including the InterContinental Hotels Group PLC Malus and Clawback Policy (as amended from time to time), and any provisions or policies adopted to comply with the requirements of applicable law (including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act), and “Malus” and “Clawback” will have the meanings given in the Malus and Clawback Policy;

“Participant” means a person who has been selected to receive an Award, or, after death, that person’s personal representatives;

“Performance Conditions” means any conditions imposed under rule 2.2;

“Performance Period” means the period in respect of which any Performance Conditions are to be satisfied;

“Plan” means the rules comprised by this The InterContinental Hotels Group Annual Performance Plan, as amended from time to time;

“Salary” has the same meaning as imposed under rule 2.2;

“Taxation” means any tax and social security charges (and/or any similar charges or levies, including interest) arising in connection with the Participant’s receipt of an Award;

InterContinental Hotels Group Plc Annual Performance Plan

In the Plan, the singular includes the plural and the plural includes the singular. References to any enactment or statutory requirement will be understood as references to that enactment or requirement as amended or re-enacted and they include any subordinate legislation made under it.

2	Granting Awards

2.1	Granting an Award

Only Employees may be selected to participate in the Plan. The Committee shall have absolute discretion as to the selection of Employees for participation in the Plan, and will decide when and how the Plan shall be operated.

Awards will be granted in any way which ensures contractual enforceability.

2.2	Terms of Award

Participants will be notified of the terms of their Award as soon as practicable, including:

2.2.1	any Performance Conditions and the applicable Performance Period;

2.2.2	the percentage of Salary comprising any Award;

2.2.3	the form of the Award;

2.2.4	the settlement dates;

2.2.5	the definition of Salary used to calculate the award; and

2.2.6	whether the Malus and Clawback Policy will apply.

The Committee may, at any time after providing such notice to Participants, vary the terms of the APP and/or specify any other terms applicable.

2.3	Performance Conditions

The Committee may make the grant or settlement of an Award conditional on the satisfaction of one or more Performance Conditions.

For Executive Directors, the application of Performance Conditions will be consistent with the Remuneration Policy.

The Committee may change a Performance Condition in accordance with its terms or if anything happens that causes the Committee to reasonably consider it appropriate to do so.

2.4	Award limits

Awards to Executive Directors may only be granted in accordance with the limits set out in the Remuneration Policy.

Awards to any other Employee must not exceed the limits provided for Executive Directors, unless otherwise determined by the Committee.

2.5	Malus and Clawback

If there is any discrepancy between the Malus and Clawback Policy and this Plan, the Malus and Clawback Policy will prevail.

InterContinental Hotels Group Plc Annual Performance Plan

2.6	Administrative errors

If the Committee grants an Award:

2.6.1	in error, it will be deemed never to have been granted and/or will immediately lapse; and/or

2.6.2

which is inconsistent with any provisions in the Plan, it will take effect only to the extent permissible under the Plan and will otherwise be deemed never to have been granted and/or will immediately lapse.

3	Settlement

3.1	Form of settlement

Following the Performance Period, an Award will be satisfied in the form of a Cash Award, Deferred Award under the DAP or a combination of the two.

3.2	Timing of settlement

A Cash Award will be paid on the latest of:

3.2.1	as soon as practicable at the end of the Performance Period (if applicable); and

3.2.2	the date it is decided that any Performance Conditions are satisfied,

unless otherwise determined by the Committee.

If the Participant is a US taxpayer, the Cash Award shall be paid no later than 15 March of the calendar year following the end of the Performance Period.

3.3	Extent of Award

An Award will only be made to the extent the Committee decides that any Performance Conditions are satisfied.

3.4	Overriding discretion

The Committee may adjust the extent to which an Award will be granted or settled (including to nil) if it considers such payment would otherwise not be appropriate, including when considering:

3.4.1	the wider performance of the Group;

3.4.2	the conduct, capability or performance of the Participant;

3.4.3	the experience of stakeholders;

3.4.4	any windfall gains;

3.4.5	the total value that would otherwise be received by the Participant compared to the maximum value that the Award was intended to deliver; or

3.4.6	any other reason at the discretion of the Committee.

Any use of such discretion will be notified to the Participant as soon as reasonably practicable.

In the event of an adjustment, the Award shall be deemed to have been granted over the adjusted amount. If the Award is adjusted to nil, it shall be treated as if it had never been granted and a Participant shall have no rights to the Award.

InterContinental Hotels Group Plc Annual Performance Plan

4	Leaving

4.1	Leaving - during the Performance Period

Where a Participant Leaves during the Performance Period, the Participant shall not receive any Award unless the Committee determines otherwise.

If a Participant Leaves for a Good Leaver Reason during the Performance Period, the Award will:

4.1.1	if the reason is death, the Award shall be settled as soon as practicable in the form of a Cash Award only, unless otherwise determined by the Committee;

4.1.2	otherwise continue on its original terms, unless the Committee determines otherwise; and

4.1.3	be settled only to the extent prescribed by rule 3.

4.2	Leaving - after the Performance Period

Where a Participant Leaves after the Performance Period, but before Awards have been made, the Participant shall receive only a Cash Award on the original payment date, unless otherwise determined by the Committee. If any part of the Award had been designated as a Deferred Award under the DAP, the Deferred Award shall immediately lapse under the terms of the DAP.

If a Participant Leaves for a Good Leaver Reason after the Performance Period, but before Awards have been made:

4.2.1	if the reason is death, the Award shall be settled as soon as practicable in the form of a Cash Award only, unless otherwise determined by the Committee; and

4.2.2	otherwise, the Award will continue on its original terms, unless otherwise determined by the Committee.

4.3	Good leavers - Extent of Award

If this rule applies, an Award will only be made:

4.3.1	to the extent that the Committee decides any Performance Conditions have been satisfied; and

4.3.2	pro-rata to reflect the portion of the Performance Period which occurred before the date the Participant Leaves,

unless the Committee decides otherwise.

4.4	Changing roles and/or responsibilities

Where a Participant’s role and/or responsibilities within the Group significantly change, but the Participant does not Leave, the Committee may decide to treat that Participant as Leaving for the purposes of any Awards which have not been granted or settled, in which case the Participant will be treated in respect of those Awards as Leaving at the applicable time for a Good Leaver Reason, unless the Committee decides otherwise.

5	Global Participants

If a Participant moves from one jurisdiction to another, becomes tax resident in a different jurisdiction or any jurisdiction creates/amends rules and regulations and, as a result, there may be adverse legal, regulatory, tax or administrative consequences for the Participant and/or a Member of the Group in connection with an Award then the Committee may adjust that Participant’s Award so that the Award is on such terms, subject to such conditions and over such value as the Committee may consider appropriate.

InterContinental Hotels Group Plc Annual Performance Plan

6	Investigations

If an investigation is ongoing which might lead to the Malus and/or Clawback being triggered then, unless the Committee decides otherwise, the Award will not be made until the investigation is concluded and may be settled as determined by the Committee.

7	Takeovers and other corporate events

7.1	Takeovers

For the purposes of this rule 6 (Takeovers and other corporate events), a takeover occurs when:

7.1.1	a general offer to acquire shares made by a person (or a group of persons acting in concert) becomes wholly unconditional;

7.1.2	under Section 895 of the Companies Act 2006 or equivalent procedure under local legislation, a court sanctions a compromise or arrangement in connection with the acquisition of shares; or

7.1.3	a person (or a group of persons) obtains Control of the Company in any other way.

7.2	Other corporate events

If the Company is or may be affected by:

7.2.1	any demerger, delisting, distribution (other than an ordinary dividend) or other transaction which, in the opinion of the Committee, might affect the current or future value of any Award; or

7.2.2	any reverse takeover, merger by way of a dual listed company or other significant corporate event, as determined by the Committee,

the Committee may decide that, for the purposes of this this rule 6 (Takeovers and other corporate events), such event should be treated as if it were a takeover event within rule 6.1 (Takeovers).

7.3	Timing of Award

Where one of the events set out in rule 6.1 (Takeovers) occurs or the Committee decides pursuant to rule 6.2 (Other corporate events) that an event should be treated in the same way as a takeover during the Performance Period, Awards will be made to the extent provided in rule 6.5 (Extent of an Award) on the date of such event, unless the Committee decides otherwise.

If such event occurs after the Performance Period, but before an Award is made, the Award shall be made in full, unless the Committee determines otherwise.

7.4	Form of Award

To the extent an Award is made, it shall consist of a Cash Award only, unless the Committee decides otherwise.

InterContinental Hotels Group Plc Annual Performance Plan

7.5	Extent of an Award

If this rule applies, an Award will only be made:

7.5.1	to the extent that the Committee decides that any Performance Conditions have been satisfied, unless the Committee determines otherwise; and

7.5.2	pro-rata to reflect the Performance Period which has occurred to the date of such event.

7.6	US taxpayers

For a Participant who is a US taxpayer, the Committee shall attempt to structure the Plan of any adjustment to an Award such that the adjustment does not violate Section 409A.

7.7	Malus and Clawback

If this rule 6 applies, the Committee may determine that Malus and Clawback will no longer apply to the Award or will be varied in its application.

In relation to any Cash Award acquired prior to the relevant event, Malus and Clawback will continue to apply, with such amendments as the Committee determines.

8	Tax

Any Member of the Group, any employing company, the trustee of any relevant employee benefit trust or any third-party provider nominated by the Committee may make such withholding arrangements as it considers necessary or desirable to meet any liability for Taxation on a Cash Award.

9	Terms of employment

9.1	Not part of employment contract

Nothing in the rules of the Plan or its operation forms part of an Employee’s contract of employment or alters it. Any rights and obligations arising from the employment or former employment relationship between the Employee and the Group are separate from, and are not affected by, the Plan. Participation in the Plan does not create any right to, or expectation of, employment (continued or otherwise).

9.2	No future expectation

Participation in the Plan in any year does not create any right to or expectation of participation in the Plan in the future.

9.3	Decisions and discretion

The terms of the Plan do not entitle the Employee to the exercise of any discretion in the Employee’s favour. The Employee will have no claim or right of action in respect of any decision, omission or discretion which may operate to the disadvantage of the Employee.

InterContinental Hotels Group Plc Annual Performance Plan

9.4	No compensation

No Employee has any right to compensation or damages for any loss (actual or potential) in relation to the Plan.

9.5	Waiver

By participating in the Plan, an Employee agrees to waive all rights which might otherwise arise under the Plan.

10	General

10.1	Data protection

Receipt of any Award will be subject to ;

10.1.1	any data protection policies applicable to any relevant Member of the Group;

10.1.2	any applicable privacy notices; and

10.1.3	where requested, any applicable consents.

10.2	Notices

Any notice or other communication required under the Plan will be given in writing, which may include electronically. All notices or communications are sent at the risk of the addressee.

10.3	Bankruptcy

No Award will be made if the Participant becomes bankrupt or enters into a compromise with the Participant’s creditors generally.

10.4	Not pensionable

None of the benefits that may be received under the Plan are pensionable.

10.5	Withdrawal

The Committee retains a general discretion to withdraw some or all of the Participants from the Plan at any time, including during any Performance Period such that no APP will be granted or settled.

10.6	Section 409A

Awards granted to US Participants are intended to be exempt from Section 409A and, to the extent are not exempt, to comply with the requirements of Section 409A. The provisions of the Plan and any Award document shall be interpreted in a manner that does not result in the imputation of any tax penalty or interest pursuant to Section 409A, and the Plan shall be operated accordingly. If any provision of the Plan or any term or condition of any Award would otherwise frustrate or conflict with this intent, the provision, term or condition will be interpreted and deemed amended so as to avoid this conflict. Notwithstanding the foregoing, the tax treatment of the benefits provided under the Plan or any Award document is not warranted or guaranteed.

InterContinental Hotels Group Plc Annual Performance Plan

11	Administration

11.1	Administration of the Plan

The Plan will be administered by the Committee, which has authority to make such rules and regulations for the administration of the Plan as it considers necessary or desirable. The Committee may delegate any and all of its rights and powers under the Plan.

11.2	Committee decisions

All decisions of the Committee in connection with the Plan and its interpretation and the Plan of any Award (including in any dispute) will be final and conclusive.

The Committee will decide whether and how to exercise any discretion in the Plan.

12	Changing the Plan and termination

12.1	General power

The Committee may change the Plan in any way and at any time. Variations may affect the terms of Awards which have already been granted or settled.

12.2	Termination

These Plan will terminate on such date the Committee decides.

13	Governing law and jurisdiction

The laws of England and Wales govern the Plan and all Awards. The courts of England and Wales have exclusive jurisdiction in respect of any disputes arising in connection with the Plan or any Award.

InterContinental Hotels Group Plc Annual Performance Plan